Exhibit 99.1

New York Community Bancorp, Inc. Completes $300 Million Offering of Fixed-to-Floating Rate Subordinated Notes

WESTBURY, N.Y., Nov. 6, 2018 /PRNewswire/ -- New York Community Bancorp, Inc. (NYSE: NYCB) (the "Company"), announced that it has completed the underwritten offering (the "Offering") of $300 million aggregate principal amount of its 5.90% Fixed-to-Floating Rate Subordinated Notes due 2028 (the "Notes"). The Company intends to use the net proceeds from the Offering for general corporate purposes, which may include opportunistic repurchases of shares of its common stock pursuant to its previously announced share repurchase program. The Notes were offered to the public at 100% of their face amount.

From and including the date of original issue to, but excluding November 6, 2023, the Company will pay interest on the Notes at a fixed interest rate equal to 5.90% per annum, payable semi-annually in arrears, on May 6 and November 6 of each year, beginning on May 6, 2019 and ending on November 6, 2023. Unless redeemed, beginning with the interest payment date on November 6, 2023, and on any quarterly interest payment date thereafter to, but excluding the maturity date, November 6, 2028, the interest rate will reset quarterly to an annual interest rate equal to the three-month LIBOR rate (as defined in the Notes) plus a spread of 278 basis points per annum, payable quarterly in arrears on February 6, May 6, August 6 and November 6 of each year, beginning on February 6, 2024. The Notes are the Company's unsecured and subordinated obligations. The Notes are not guaranteed by any of the Company's subsidiaries. Beginning with the interest payment date of November 6, 2023, and on any interest payment date thereafter, the Company may redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest to but excluding the date of redemption.

Goldman Sachs & Co. LLC, Sandler O'Neill & Partners, L.P., Credit Suisse Securities (USA), LLC, Jefferies LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, served as joint book-running managers of the Offering. American Capital Partners, LLC, Citigroup Global Markets Inc. and Raymond James & Associates, Inc. acted as co-managers of the Offering.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of the Notes in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

The Company has filed a registration statement (including a prospectus) and a prospectus supplement with the Securities and Exchange Commission ("SEC") for the Offering to which this press release relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the Company has filed with the SEC for more complete information about the Company and this Offering. You may get these documents for free by visiting EDGAR on the SEC's website at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the Offering will arrange to send you the prospectus if you request it by contacting: Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, NY 10282, or by calling 1-202-793-5170; Sandler O'Neill & Partners, L.P. by calling 866-805-4128; Credit Suisse Securities (USA) LLC, Attn: Prospectus Department, One Madison Avenue, New York, NY 10010, or by calling 1-800-221-1037 or emailing newyork.prospectus@credit-suisse.com; Jefferies LLC, 520 Madison Avenue, New York, NY 10022, Attn: Prospectus Department, or by calling 1-877-877-0696; or Merrill Lynch, Pierce, Fenner & Smith Incorporated 200 North College Street, 3rd floor, Charlotte NC 28255-0001 Attn: Prospectus Department, or by calling 1-800-294-1322 or emailing dg.prospectus_requests@baml.com.

About New York Community Bancorp, Inc.
Based in Westbury, NY, New York Community Bancorp, Inc. is a leading producer of multi-family loans on non-luxury, rent-regulated apartment buildings in New York City, and the parent of New York Community Bank and New York Commercial Bank. At September 30, 2018, the Company reported assets of $51.2 billion, loans of $39.8 billion, deposits of $30.3 billion, and stockholders' equity of $6.8 billion.

Reflecting our growth through a series of acquisitions, the Community Bank operates 223 branches through seven local divisions, each with a history of service and strength: Queens County Savings Bank, Roslyn Savings Bank, Richmond County Savings Bank, and Roosevelt Savings Bank in New York; Garden State Community Bank in New Jersey; Ohio Savings Bank in Ohio; and AmTrust Bank in Florida and Arizona, while the Commercial Bank operates 18 of its 30 New York-based branches under the divisional name Atlantic Bank.

Cautionary Statements Regarding Forward-Looking Information
This press release contains certain forward-looking statements by the Company, including related to the Notes and the use of the net proceeds of the Offering. Forward-looking statements are typically identified by such words as "will," "believe," "expect," "anticipate," "intend," "outlook," "estimate," "forecast," "project," and other similar words and expressions, and are subject to numerous assumptions, risks, and uncertainties, which change over time. Additionally, forward-looking statements speak only as of the date they are made; the Company does not assume any duty, and does not undertake, to update our forward-looking statements. Furthermore, because forward-looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those anticipated in our statements, and our future performance could differ materially from our historical results.

Our forward-looking statements are subject to the following principal risks and uncertainties: general economic conditions and trends, either nationally or locally; conditions in the securities markets; changes in interest rates; changes in deposit flows, and in the demand for deposit, loan, and investment products and other financial services; changes in real estate values; changes in the quality or composition of our loan or investment portfolios; changes in competitive pressures among financial institutions or from non-financial institutions; our ability to obtain the necessary shareholder and regulatory approvals of any acquisitions we may propose; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may acquire into our operations, and our ability to realize related revenue synergies and cost savings within expected time frames; changes in legislation, regulations, and policies; and a variety of other matters which, by their nature, are subject to significant uncertainties and/or are beyond our control. More information regarding some of these factors is provided in the Risk Factors section of our Form 10-K for the year ended December 31, 2017 and in other documents we may file with the SEC.

Investor/Media Contact:	Salvatore J. DiMartino
(516) 683-4286